Exhibit 4.4

THIS WARRANT AND THE SHARES OF CAPITAL STOCK ISSUED UPON ANY EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR OTHERWISE TRANSFERRED TO ANY PERSON, INCLUDING A PLEDGEE, UNLESS (1) EITHER (A) A REGISTRATION STATEMENT WITH RESPECT THERETO SHALL BE EFFECTIVE UNDER THE 1933 ACT, OR (B) THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT IS AVAILABLE, AND (2) THERE SHALL HAVE BEEN COMPLIANCE WITH ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.

Warrant No. 2017-1	Warrant to Purchase Shares of

Series D-1 Preferred STOCK

WARRANT TO PURCHASE

SERIES D-1 PREFERRED STOCK

OF

XL HYBRIDS, INC.

(A DELAWARE CORPORATION)

XL Hybrids, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that MOTIV Partners LLC or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at any time at or before the earlier of (a) 5:00 p.m., EST, on September 29, 2022 and (b) the termination of this Warrant as provided in Section 7 hereof, that number of shares of the Company’s Series D-1 Preferred Stock of the Company, par value $0.0001 per share (the “Series D Preferred”) determined pursuant to Section 1 herein at an exercise price per share determined pursuant to Section 2 herein.

This Warrant to Purchase Series D Preferred (this “Warrant”) is issued pursuant to that certain Consulting Agreement entered into on or about July 20, 2017 by and between the Company and Holder, as amended (the “Consulting Agreement”) and as additional consideration to the Holder for its agreements therein. Except as to those terms otherwise defined in this Warrant, all capitalized terms used in this Warrant shall have the respective meanings ascribed to them in the Consulting Agreement.

1. Number of Shares for Which Warrant is Exercisable; Vesting.

1.1 In accordance with the terms of the Consulting Agreement, the Warrant shall become exercisable for an aggregate of 225,108 shares of Series D Preferred of the Company (subject to future adjustment from time to time pursuant to the terms of Section 4 herein).

1.2 Vesting. The Warrant may be exercised as follows:

(a) Warrants to purchase 138,528 shares of Series D-1 Preferred Stock shall be exerciseable immediately upon grant until the fifth anniversary of the Payment Date;

(b) Warrants to purchase 51,948 shares of Series D-1 Preferred Stock shall become exerciseable as of January 20, 2018 until January 20, 2023; and

(c) Warrants to purchase 34,632 shares of Series D-1 Preferred Stock shall become exerciseable as of July 20, 2018 until July 20, 2023.

2. The Exercise Price. The price per share of Series D Preferred at which this Warrant may be exercised (the “Exercise Price”) shall be $0.5775 (subject to future adjustment from time to time pursuant to the terms of Section 4 herein).

3. Exercise.

3.1 Manner of Exercise; Payment in Cash. This Warrant may be exercised by the Holder, in whole or in part, by surrendering this Warrant, with the notice of exercise form appended hereto as Exhibit A duly executed by the Holder, at the principal office of the Company, or at such other place as the Company may designate, accompanied by payment in full of the Exercise Price payable in respect of the number of shares of Series D Preferred purchased upon such exercise. Payment of the Exercise Price shall be in cash or by certified or official bank check payable to the order of the Company.

3.2 Effectiveness. Each exercise of this Warrant shall be deemed to have been effected immediately prior to the close of business on the day on which this Warrant shall have been surrendered to the Company as provided in Section 3.1 above; provided that any exercise of this Warrant on the day of the closing of the Company’s Initial Public Offering shall be deemed to have been effected immediately prior to such closing. At such time, the person or persons in whose name or names any certificates for Series D Preferred Stock shall be issuable upon such exercise as provided in Section 3.3 below shall be deemed to have become the holder or holders of record of the Series D Preferred Stock represented by such certificates.

3.3 Delivery of Certificates. As soon as practicable after the exercise of this Warrant in full or in part, and in any event within ten business days thereafter, the Company at its sole expense will cause to be issued in the name of, and delivered to, the Holder, or, subject to the terms and conditions hereof, as such Holder may direct:

(a) A certificate or certificates for the number of full shares of Series D Preferred Stock to which such Holder shall be entitled upon such exercise plus, in lieu of any fractional share to which such Holder would otherwise be entitled, cash in an amount determined pursuant to Section 3.4 hereof, and

(b) In case such exercise is in part only, a new warrant or warrants (dated the date hereof) of like tenor, calling in the aggregate on the face or faces thereof for the number of shares of Series D Preferred Stock (without giving effect to any adjustment therein) equal to the number of such shares called for on the face of this Warrant minus the number of such shares purchased by the Holder upon such exercise as provided in Section 3.1 above.

3.4 Fractional Shares. The Company shall not be required upon the exercise of this Warrant to issue any fractional shares, but shall make an adjustment therefor in cash on the basis of the fair market value of a share of such Series D Preferred determined pursuant to Section 3.5(c) herein.

3.5 Right to Convert Warrant into Stock: Net Issuance.

(a) Right to Convert. In addition to and without limiting the rights of the Holder under the terms of this Warrant, the Holder shall have the right to convert this Warrant or any portion thereof (the “Conversion Right”), when exercisable, into shares of Series D Preferred as provided in this Section 3.5. Upon exercise of the Conversion Right with respect to a particular number of shares subject to this Warrant (the “Converted Warrant Shares”), the Company shall deliver to the Holder (without payment by the Holder of any Exercise Price or any cash or other consideration) that number of shares of fully paid and nonassessable Series D Preferred equal to the quotient obtained by dividing (X) the value of this Warrant (or the specified portion hereof) on the Conversion Date (as defined in subsection (b) hereof), which value shall be determined by subtracting (A) the aggregate Exercise Price of the Converted Warrant Shares immediately prior to the exercise of the Conversion Right from (B) the aggregate fair market value of the Converted Warrant Shares issuable upon exercise of this Warrant (or the specified portion hereof) on the Conversion Date by (Y) the fair market value of one share of the type of Series D Preferred on the Conversion Date for which the Warrant is exercised.

Expressed as a formula, such conversion shall be computed as follows:

N = B-A

Y

where: N = the number of shares of Series D Preferred that may be issued to Holder

Y = the fair market value (FMV) of one share of such Series D Preferred

A = the aggregate Warrant Price (Converted Warrant Shares x Exercise Price)

B = the aggregate FMV (i.e., FMV x Converted Warrant Shares)

No fractional shares shall be issuable upon exercise of the Conversion Right, and, if the number of shares to be issued determined in accordance with the foregoing formula is other than a whole number, the Company shall pay to the Holder an amount in cash equal to the fair market value of the resulting fractional share of the Conversion Date.

(b) Method of Exercise. The Conversion Right may be exercised by the Holder by the surrender of this Warrant, when exercisable, at the principal office of the Company together with the Subscription Form in the form attached hereto duly completed and executed and indicating the number of shares subject to this Warrant which are being surrendered (referred to in Section 3.5(a) hereof as the Converted Warrant Shares) in exercise of the Conversion Right. Such conversion shall be effective upon receipt by the Company of this Warrant together with the aforesaid written statement, or on such later date as is specified therein (the “Conversion Date”), and, at the election of the Holder hereof, may be made contingent upon the occurrence of any of the events specified in Section 4. Certificates for the shares issuable upon exercise of the Conversion Right and, if applicable, a new Warrant evidencing the balance of the shares remaining subject to this Warrant, shall be issued as of the Conversion Date and shall be delivered to the Holder within 30 days following the Conversion Date.

(c) Determination of Fair Market Value. For purposes of this Section 3.5, “fair market value” of a share of Series D Preferred as of a particular date (the “Determination Date”) shall mean:

(i) If the Conversion Right is exercised in connection with and contingent upon a public offering, and if the Company’s Registration Statement relating to such public offering (“Registration Statement”) has been declared effective by the Securities and Exchange Commission, then the initial “Price to Public” of a share of Common Stock specified in the final prospectus with respect to such offering.

(ii) If the Conversion Right is not exercised in connection with and contingent upon a public offering, then as follows:

(1)	If traded on a securities exchange, the fair market value of the Common Stock shall be deemed to be the average of the closing prices of the Common Stock on such exchange over the five-day period ending one Business Day prior to the Determination Date or, if less, such number of days as the Common Stock has been traded on such exchange;

(2)	If traded over-the-counter, the fair market value of the Common Stock shall be deemed to be the average of the closing bid prices of the Common Stock over the five-day period ending one Business Day prior to the Determination Date or, if less, such number of days as the Common Stock has been traded over-the-counter; and

(3)	If there is no public market for the Company’s Series D Preferred, then fair market value of a share of such Series D Preferred shall be determined in good faith by the Board of Directors of the Company.

4. Certain Adjustments.

4.1 Changes in Series D Preferred. If the Company shall (i) combine the type of Series D Preferred to be issued hereunder or its Common Stock into a lesser number of shares, (ii) subdivide the type of Series D Preferred to be issued hereunder or its Common Stock into a greater number of shares, or (iii) issue additional shares of the type of Series D Preferred to be issued hereunder or its Common Stock as a dividend or other distribution with respect to the Series D Preferred or Common Stock, the number of shares of Series D Preferred to be issued pursuant to the terms of the Warrant shall be equal to the number of shares which the Holder would have been entitled to receive after the happening of any of the events described above if such shares had been issued immediately prior to the happening of such event, such adjustment to become effective concurrently with the effectiveness of such event.

4.2 Reorganizations and Reclassifications. If there shall occur any capital reorganization or reclassification of its Series D Preferred (other than a change in par value or a subdivision or combination as provided for in Section 4.1), then, as part of any such reorganization or reclassification, lawful provision shall be made so that the Holder shall have the right thereafter to receive upon the exercise hereof the kind and amount of shares of stock or other securities or property which such Holder would have been entitled to receive if, immediately prior to any such reorganization or reclassification, such Holder had held the number of shares of Series D Preferred which were then purchasable upon the exercise of this Warrant. In any such case, appropriate adjustment (as reasonably determined by the Board of Directors of the Company) shall be made in the application of the provisions set forth herein with respect to the rights and interests thereafter of the Holder such that the provisions set forth in this Section 4 (including provisions with respect to adjustment of the Exercise Price) shall thereafter be applicable, as nearly as is reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the exercise of this Warrant.

4.3 Merger, Consolidation or Sale of Assets. Subject to the provisions of this Section 4 and Section 7, if there shall be a merger or consolidation of the Company with or into another corporation (other than a merger or reorganization involving only a change in the state of incorporation of the Company or the acquisition by the Company of other businesses where the Company survives as a going concern), or the sale of all or substantially all of the Company’s capital stock or assets to any other person, then as a part of such transaction, provision shall be made so that the Holder shall thereafter be entitled to receive the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from the merger, consolidation or sale, to which the Holder would have been entitled if the Holder had exercised its rights pursuant to the Warrant immediately prior thereto. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 to the end that the provisions of this Section 4 shall be applicable after that event in as nearly equivalent a manner as may be practicable.

4.4 Statement of Adjustment. Whenever the Exercise Price or the Series D Preferred to be issued hereunder shall be adjusted as provided in this Section 4, the Company shall forthwith file with the Secretary of the Company or at such other place as shall be designated by the Company, a statement, signed by its chief financial officer, showing in detail the facts requiring such adjustment, the Exercise Price in effect before and after such adjustment and the kind and amount of shares of capital stock, securities or other property thereafter to be received upon the exercise of this Warrant. The Company shall also cause a copy of such statement to be sent in the manner specified in Section 9 hereof to the Holder. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 4.5.

4.5 Notice of Adjustment. In the event the Company shall propose to take any action of the types described in Sections 4.1, 4.2 or 4.3, the Company shall give notice to the Holder in the manner set forth in Section 9 hereof, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon the exercise hereof. In the case of any action which would require the fixing of a record date, such notice shall be given at least ten days prior to the date so fixed, and in case of all other actions, such notice shall be given at least 20 days prior to the taking of such proposed action.

4.6 Taxes. The Company shall pay all documentary, stamp or other transactional taxes, but excluding any income or withholding taxes, attributable to the issuance or delivery of shares of capital stock of the Company upon the exercise or conversion of this Warrant.

5. Company Representations, Warranties and Covenants. This Warrant is issued and delivered by the Company and accepted by Holder in reliance on the following representations, warranties and covenants made by the Company:

5.1 The Company has all necessary authority to issue, execute and deliver this Warrant and to perform its obligations hereunder. This Warrant has been duly authorized issued, executed and delivered by the Company and is the valid and binding obligation of the Company, enforceable in accordance with its terms.

5.2 At all times during the term of this Warrant, the Company shall timely take all necessary corporate actions to ensure that the Converted Warrant Shares issuable upon the exercise of this Warrant and shares of Common Stock issuable upon conversion of the Converted Warrant Shares into Common Stock shall be duly authorized and reserved for issuance by the Company upon exercise hereof and, when issued in accordance with the terms hereof, the Converted Warrant Shares and the Common Stock so issuable will, when issued, be duly and validly issued, fully paid and non-assessable.

6. Representations and Covenants of the Holder. This Warrant has been entered into by the Company in reliance upon the following representations and covenants of the Holder:

6.1 Investment Purpose. This Warrant is being acquired by Holder, and the Shares issued upon any exercise hereof will be acquired by Holder, for investment and not with a view to the sale or distribution of any part thereof, and the Holder has no present intention of selling or engaging in any public distribution of the same except pursuant to a registration or exemption.

6.2 Accredited Investor. Holder is an “accredited investor” within the meaning of Regulation D under the 1933 Act (“Regulation D”).

6.3 Private Issue. The Holder understands (i) that the Converted Warrant Shares are not registered under the 1933 Act or qualified under applicable state securities laws on the ground that the issuance contemplated by this Warrant will be exempt from the registration and qualifications requirements thereof, and (ii) that the Company’s reliance on such exemption is predicated on the representations set forth in this Section 6.

6.4 Financial Risk. The Holder has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of its investment in this Warrant and the Converted Warrant Shares and has the ability to bear the economic risks of its investment.

6.5 No Need for Liquidity. The Holder is aware that he or she will be unable to liquidate his or her investment readily in case of an emergency and that the Converted Warrant Shares being purchased may have to be held for an indefinite period of time. The Holder’s overall commitment to investments which are not readily marketable is not excessive in view of his or her net worth and financial circumstances and the purchase of the Converted Warrant Shares will not cause such commitment to become excessive. In view of such facts, the Holder acknowledges that he or she has adequate means of providing for his or her current needs, anticipated future needs and possible contingencies and emergencies and have no need for liquidity in the investment in the Converted Warrant Shares. The Holder is able to bear the economic risk of this investment.

6.6 No Regulatory Approval of Merits. The Holder understands that neither the Securities and Exchange Commission nor the commissioner or department of securities or attorney general of any state has passed upon the merits or qualifications of, nor recommended nor approved, the Converted Warrant Shares. Any representation to the contrary is a criminal offense.

6.7 Independent Advice. The Holder understands that he or she is encouraged to seek independent advice from Holder’s professional advisors relating to the suitability for the Holder of an investment in the Company in view of the Holder’s overall financial needs and with respect to the legal and tax implications of such an investment. Holder has done its own investigation and is not relying upon any statements of the Company.

6.8 Opportunity to Investigate. Prior to the exercise of this Warrant, the Holder’s advisors and the Holder have had the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the terms and conditions of this transaction, and the finances, operations, business and prospects of the Company. The Holder’s advisors and the Holder have also had the opportunity to obtain additional information necessary to verify the accuracy of information furnished about the Company. Accordingly, the Holder has independently evaluated the risks of purchasing the Converted Warrant Shares, and the Holder is satisfied that the Holder has received information with respect to all matters which the Holder considers material to his, her or its decision to make the investment in the Company and the Converted Warrant Shares.

6.9 Authority and Non-contravention. The execution and performance hereof violates no order, judgment, injunction, agreement or controlling document to which the Holder is a party or by which the Holder is bound. If an organization, (i) the Holder is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it has been formed; and (ii) the Holder has the right and power under its organizational instruments to execute, deliver and perform its obligations hereunder.

7. Termination Upon Certain Events.

7.1 Termination Upon Merger, Consolidation or Sale of Assets. In the event that this Warrant is not timely exercised prior to the consummation of the closing of a Liquidation Event after the date hereof, this Warrant shall terminate upon the closing of such Liquidation Event (the “Termination Date”) and become null and void, provided that the Company shall have given the Holder written notice of such Liquidation Event and Termination Date at least ten (10) days prior to the occurrence thereof.

7.2 Termination Upon Initial Public Offering. In the event that this Warrant is not timely exercised prior to the consummation of the closing of the Initial Public Offering, this Warrant shall terminate and be void and of no force or effect upon the consummation of the closing of the Initial Public Offering, provided that the Company shall have provided the Holder written notice of the Initial Public Offering at least twenty (20) days prior to the consummation of the closing of the Initial Public Offering.

8. Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor.

9. Transferability. Subject to compliance with applicable federal and state securities laws, this Warrant and all rights hereunder are transferable in whole or in part by the Holder to any person or entity with the Company’s prior written consent. The transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the holders one or more appropriate new warrants.

10. Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) upon actual receipt in case of electronic transmission, (iv) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (v) the next business day after deposit with a nationally recognized overnight courier, fee prepaid, specifying next business day delivery. All notices and other communications shall be addressed to a party at its address set forth below, or at such other address as a party may designate to the other party upon ten (10) days advance written notice.

If to Holder:	MOTIV Partners LLC

If to the Company:	XL Hybrids, Inc.
145 Newton Street
Boston, Massachusetts 02135
Attention: Thomas J. Hynes III

with a courtesy copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
One Financial Center | Boston, MA 02111
Attention: Thomas R. Burton III

11. Waivers and Modifications. The terms of this Warrant may be amended, modified or waived only with the written consent of the Holder and the Company.

12. Headings. The headings in this Warrant are for convenience of reference only and shall in no way modify or affect the meaning or construction of any of the terms or provisions of this Warrant.

13. Governing Law. This Warrant will be governed by and construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of law principles thereof.

14. Successors and Assigns. This Warrant shall be binding upon the Company’s successors and assigns and shall inure to the benefit of the Holder’s successors, legal representatives and permitted assigns.

15. Business Days. If the last or appointed day for the taking of any action required or the expiration of any rights granted herein shall be a Saturday or Sunday or a legal holiday in Massachusetts, then such action may be taken or right may be exercised on the next succeeding day which is not a Saturday or Sunday or such a legal holiday.

16. Severability. If any part of this Warrant is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

17. Counterparts; Electronic Signatures. This Warrant may be executed in any number of, and by different parties hereto on, separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or email transmission shall be deemed to be an original signature hereto.

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IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Series D-1 Preferred Stock to be executed by its duly authorized officer as of the date first above written.

XL HYBRIDS, INC.

By:	/s/ Thomas J. Hynes III
Name:	Thomas J. Hynes III
Title:	President

Accepted:

HOLDER:

MOTIV PARTNERS LLC

/s/ Oliver Guinness
Name:	Oliver Guinness
Title:	Managing Director